For Immediate Release

Contact: Investor Relations

ICR, LLC

Nikki Sacks

678-421-3800

PRIMEDIA REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2007 RESULTS

~ Company Announces First Regular Quarterly Dividend ~

Atlanta, GA, March 5, 2008 – PRIMEDIA Inc. (NYSE: PRM), the #1 print and online publisher and distributor of advertising-supported consumer guides in the U.S. through its Consumer Source operation, today reported results for the fourth quarter and full year ended December 31, 2007.

($ millions, except per share amounts)	Fourth Quarter				Full Year
(Unaudited)	2007		2006	Percent Change	2007	2006		Percent Change

Advertising Revenue	$ 64.6		$ 63.2	2.2%	$ 257.2		$ 252.0	2.1%
Distribution Revenue	14.5		13.6	6.6%	57.6		55.9	3.0%
Total Net Revenue	$ 79.1		$ 76.8	3.0%	$ 314.8		$ 307.9	2.2%

Adjusted EBITDA (a):
Consumer Guides	$ 25.1		$ 25.2	(0.4)%	$ 87.3		$ 87.5	(0.2)%
Corporate Overhead	(7.1)		(8.5)		(29.1)		(33.5)
Total Adjusted EBITDA	$ 18.0		$ 16.7	7.8%	$ 58.2		$ 54.0	7.8%

Operating Income	$ 12.6		$ 11.3	11.5%	$ 31.0		$ 34.1	(9.1)%

Income (Loss) from Continuing Operations	$ 4.7	(b)	$ (16.8)		$ (55.9)	(b)	$ (65.1)

Discontinued Operations	$ (21.2)	(c) (e)	$ 3.0	(c)	$ 543.5	(d) (e)	$ 103.4	(d)

Net Income (Loss)	$ (16.5)		$ (13.8)		$ 487.6		$ 38.3

Free Cash Flow (f)	$ (16.4)		$ (2.9)		$ (66.7)		$ 8.6

Income (Loss) per Basic Common
Share from Continuing Operations	$ 0.11		$ (0.38)		$ (1.27)		$ (1.48)

Income (Loss) per Diluted Common
Share from Continuing Operations	$ 0.10		$ (0.38)		$ (1.27)		$ (1.48)

(a)

Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, non-cash compensation, provision for restructuring costs and other. Adjusted EBITDA is reconciled to a GAAP measure in the attached Financial Highlights table.

(b)	Based on the Company’s current estimate of the (Provision) Benefit for Income Taxes. Please see footnote D in the attached Financial Highlights table.
(c)	Includes loss on sale of businesses, net of estimated tax, of $15.0 million and $3.6 million for the three months ended December 31, 2007 and 2006, respectively.
(d)	Includes gain on sale of businesses, net of estimated tax, of $468.7 million and $62.4 million for the years ended December 31, 2007 and 2006, respectively.
(e)

Based on the Company’s current estimate of the (Provision) Benefit for Income Taxes, included in Discontinued Operations. Please see footnote E in the attached Financial Highlights table. In the first and fourth quarters of 2007, the Company recorded tax benefits of approximately $61.0 million related to its PEM segment and approximately $0.4 million related to its Auto Guides business, respectively. These benefits, which were recorded as a component of discontinued operations, represent the tax consequences of the recharacterization of certain indefinite-lived intangible assets to definite-lived in connection with the classification of PEM and the Auto Guides business as held for sale, and were recorded when it became apparent that certain temporary differences would reverse.

(f)

Free cash flow represents net cash provided by operating activities adjusted for additions to property, equipment and other, net (excluding acquisitions) and capital lease payments. Discontinued operations are included until sold or shut down. Free cash flow is reconciled to a GAAP measure in the attached Exhibit A.

“In 2007, Consumer Source delivered another year of solid cash flow, demonstrating the positive cash generating characteristics of our business, disciplined working capital management and minimal capital needs,” said Robert Metz, CEO of PRIMEDIA. “This was still a disappointing year for our Company resulting from the difficult economic environment, particularly for New Homes and some of our DistribuTech customers, and our delayed response in adjusting our cost structure and strategy to respond effectively. We did, however, deliver modest revenue growth in the fourth quarter in each of our ongoing product categories.”

Mr. Metz continued, “Currently, national trends in the apartment leasing sector are stabilizing, but we expect that 2008 will remain challenging for our New Homes and DistribuTech divisions, as a result of deteriorating conditions in the residential housing industry. Looking ahead, we will focus on enhancing our leading market position in Apartment Guide and Rentals.com and aligning our cost structure to operate our businesses, particularly New Homes and DistribuTech, as efficiently as possible. In addition, we are implementing initiatives to drive growth in our online categories, such as improving search engine optimization, and we have brought on an experienced online executive to run our Rentals.com online division. I remain confident in the long-term outlook for Consumer Source and believe in the coming years we will continue to produce considerable cash flow and return value to shareholders.”

Based on Consumer Source’s strong cash flow generation, the solid long-term outlook for the business, and a commitment of returning value to stockholders, the Board of Directors has declared the Company’s first regular quarterly dividend of $0.07 per share.

The Company has determined that it is in its best interest to exit the Auto Guide business at this time and will pursue a sale or shutdown of this business by the end of the second quarter. The operations of the Auto Guide business have been classified as discontinued operations for all periods presented.

Fiscal 2007 Fourth Quarter Results

•	Total net revenue increased 3.0% to $79.1 million from $76.8 million for the comparable period last year, which reflects growth in Apartment Guide, DistribuTech, Rentals.com, and New Home Guide.
•	Total advertising revenue increased 2.2% to $64.6 million from $63.2 million for the comparable period last year.
•	Total Adjusted EBITDA increased 7.8% to $18.0 million from $16.7 million for the comparable period last year due to:
•

Higher revenue and tight controls on non-revenue generating expenses, partially offset by increases in compensation costs, as a result of additional staffing in Apartment Guide and Rentals.com, and distribution costs as a result of the Company’s expansion of its retail distribution network; and

•	Reductions in corporate overhead, partially offset by duplicate staffing as the Company continues to transition corporate functions from New York to Atlanta.
•

Operating income was $12.6 million versus $11.3 million for the comparable period last year due to all of the factors described above with respect to Adjusted EBITDA and lower non-cash compensation expense, partially offset by higher amortization and restructuring costs.

•

Net loss was $16.5 million compared to $13.8 million for the comparable period last year due to the absence of the operations of Enthusiast Media sold in the third quarter of 2007 and the (Provision) for Income Tax, partially offset by increased operating income and reduction in interest expense from the Company’s lower debt level.

Apartments (Apartment Guide, ApartmentGuide.com and Rentals.com)

Apartments, representing approximately 80% of fourth quarter 2007 advertising revenue, grew revenue by 2.6% to $52.0 million in the fourth quarter 2007 from $50.7 million in the fourth quarter 2006, which includes the second consecutive quarter of year-over-year growth for Apartment Guide and ApartmentGuide.com. This improvement was driven by strong growth in premium online products and a slight year-over-year increase in standard print advertising, partially offset by a decline in premium print advertising. These results were primarily due to the Company’s ongoing actions to strengthen client relationships, promote the value of an integrated print and online product, and provide value-added online enhancements, including tools to better track results and demonstrate Consumer Source’s effectiveness in generating customer leads and leases.

The Company’s online single unit real estate rental product line, Rentals.com, grew revenue by 7.8% in the fourth quarter compared to the fourth quarter 2006. This growth rate reflects revenue of the entire Rentals.com network of websites on a pro forma basis as if all operations included in 2007 were owned in 2006.

New Homes (New Home Guide and NewHomeGuide.com)

New Home Guide and NewHomeGuide.com, representing approximately 20% of fourth quarter 2007 advertising revenue, increased revenue by 0.8% to $12.6 million in the fourth quarter 2007 from $12.5 million in the fourth quarter 2006. The growth in revenue was primarily due to the expansion of the Charlotte Professional Edition and the Colorado Springs and Richmond New Home Guides, introduced in 2007, offset by a decline in premium print advertising spending by many new home builders during a period of unprecedented uncertainty in the new home sales sector.

Real estate markets continue to vary across the country, but the challenging conditions for new home builders in the Midwest and Northeast spread to other markets in the fourth quarter 2007, as the difficult mortgage environment, declining home prices and high inventory levels continue. Taken as a whole, advertising revenue for new homes publications that have been in operation for more than one year declined in fourth quarter 2007 by 3.1% compared to fourth quarter 2006, with 44% of these markets experiencing revenue declines.

DistribuTech

The Company’s publications benefit from its leading distribution business, DistribuTech. The Company’s strategy is to continually optimize distribution for its own publications while minimizing costs. This optimization has historically caused, and will continue to cause, DistribuTech revenue and expenses to fluctuate. Revenue at DistribuTech increased 6.6% to $14.5 million in the fourth quarter 2007 from $13.6 million in the fourth quarter 2006. DistribuTech revenue grew at a slower pace than anticipated, primarily due to customers who publish within the resale home sector scaling back or ceasing operations.

Fiscal 2007 Full Year Results

•	Primarily due to higher revenue and tight controls on non-revenue generating expenses;
•

Partially offset by increases in compensation costs, as a result of additional staffing in Apartment Guide and Rentals.com, and distribution costs as a result of the Company’s expansion of its retail distribution network; and

•	A decline in corporate overhead, which was partially offset by duplicate staffing as the Company continues to transition corporate functions from New York to Atlanta.
•	The gain on the sale of Enthusiast Media, net of tax, and reduced interest expense due to the Company’s lower debt level;
•

Partially offset by the reduction in operating income discussed above and an increase in other expense due to a loss on the early redemption of debt and the associated write-off of deferred financing fees.

Discontinued Operations

The Company expects to complete the sale or shutdown of its Auto Guide business by the end of the second quarter.  No sale transactions are pending at this point, and there can be no assurance that any transaction will occur, or, if undertaken, the terms or timing of such a transaction. The operations of the Auto Guide business have been classified as discontinued operations for all periods presented.

Balance Sheet

As of December 31, 2007, the Company’s cash and cash equivalent balance was $14.7 million versus $5.8 million as of December 31, 2006. The Company had debt, net of cash, of $238.1 million at December 31, 2007, compared to net debt of $1.32 billion at December 31, 2006. The incremental cash is expected to be used for general corporate purposes, including post-Enthusiast Media sale obligations for severance, bonuses, and cash taxes, for Consumer Source general operating purposes, including retail distribution expense prepayments, and to fund the dividend payment.

Free Cash Flow and Capital Expenditures

Free cash flow includes discontinued operations until sold or shutdown. For the quarter ended December 31, 2007, free cash flow was ($16.4) million compared to ($2.9) million for the fourth quarter 2006. Free cash flow decreased primarily due to the sale of Enthusiast Media, a discontinued operation, and increased cash taxes paid, primarily related to divestitures, partially offset by strong cash flow generation from Consumer Source’s continuing operations and the Company’s lower debt service. Free cash flow is reconciled to net cash provided by (used in) operating activities in the attached Exhibit A.

Through December 31, 2007, the Company invested $14.5 million in Consumer Source capital expenditures compared to $12.9 million in 2006. Consumer Source change in operating assets and liabilities generated cash of $3.4 million in 2007 compared to a cash usage of $0.9 million in 2006.

Dividend

The Company announced today that its Board of Directors has authorized the Company’s first regular quarterly cash dividend of $0.07 per share of common stock, payable on March 31, 2008, to stockholders of record on March 17, 2008. The Company expects that it will continue to pay a regular quarterly dividend for the foreseeable future, at the discretion of the Board of Directors, dependent on such factors as available cash, anticipated cash needs, overall financial and market conditions, future prospects for cash flow and such other factors as are deemed relevant by the Board of Directors.

Subsequent Event

In the first quarter of 2008, the Company sold certain assets and liabilities of PRIMEDIA Healthcare, a medical education business classified as a discontinued operation, for approximately $0.2 million.  The remaining operations of this business will be shut-down during the first quarter of 2008.

Fiscal 2008 Outlook

•

Apartment Guide and ApartmentGuide.com – The Company is experiencing early indications of improving conditions in the apartment leasing sector with occupancy rates falling slightly to more normalized levels in some markets. However, the Company does not expect significant additional inventory in 2008, as construction levels remain low. The Company continues to strengthen client relationships, provide better tracking tools and develop online enhancements in order drive growth.

•

Rentals.com -- The online single unit rentals market is a fragmented one where Rentals.com currently has low penetration. The Company is focused on improving site engineering and performance, while driving traffic through search engine optimization. Rentals.com has made strategic investments in order to continue to perform in a competitive marketplace, including achieving full sales staffing in the third quarter 2007 and the hiring in January 2008 of a new head of this business, who has substantial online and sales experience in the residential real estate arena. These investments are not likely to impact operating results for several quarters.

•

New Homes -- The Company expects the softness in New Homes to continue and spread to additional markets in 2008. The Company intends to prudently manage its expense structure to operate as efficiently as possible, which in this environment may include suspension of publications in a small number of markets if conditions worsen, while also cultivating its client relationships to best position itself for when this sector improves.

•

DistribuTech – The Company anticipates weakness in DistribuTech, driven primarily by lower revenues that will not offset higher retail display allowance expenses due to the expansion of retail locations. The Company expects pressure on revenues as customers, particularly those within the resale home sector, continue scaling back or ceasing operations. DistribuTech will continue to pursue new customers to diversify its client base. The Company is also seeking to further optimize its distribution network by eliminating select retail locations that are no longer effective.

•

Corporate Overhead – The Company anticipates a run rate of approximately $12 million annually compared to full year 2007 Corporate Overhead of $29.1 million. There will continue to be additional non-recurring costs of approximately $5 million through the end of the Company’s second quarter as the transition of the Company’s headquarters and corporate functions from New York to Atlanta is completed.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 10:00 A.M. Eastern time. The call can be accessed live over the phone by dialing (888) 224-1142, or for international callers, (913) 312-0943. The passcode is 4801972. Additionally, a live audio webcast will be available to interested parties for a limited time only at www.primedia.com under the Investor Relations section.

A recorded version will be available after the conference call at (888) 203-1112 in the U.S., or (719) 457-0820, if you are outside the U.S. The replay ID is 4801972. The recorded version will be available shortly after the completion of the call until midnight, Eastern time, March 12, 2008.

Use of the Term Adjusted EBITDA

Adjusted EBITDA is reconciled to net income in the attached Financial Highlights table. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, non-cash compensation, provision for restructuring costs and other. The Company believes that Adjusted EBITDA provides useful information to investors because it is an integral part of the Company’s internal evaluation of operating performance. These operating performance results are used by the Company’s chief operating decision maker, its President and CEO, to make decisions about resource allocations and to assess performance.

Adjusted EBITDA is not intended to be and should not be considered as an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate Adjusted EBITDA in an identical manner, and, therefore, it is not necessarily comparable between companies.

Use of the Term Free Cash Flow

Free Cash Flow is reconciled to net cash provided by (used in) operating activities in the attached Exhibit A. Free Cash Flow is defined as net cash provided (used in) by operating activities adjusted for additions to property, equipment and other (excluding acquisitions), and capital lease payments. Discontinued operations are included until sold or shut down.

The Company believes that the use of Free Cash Flow enables the Company’s chief operating decision maker, its President and CEO, to make decisions based on the Company’s cash resources. The Company believes that Free Cash Flow provides useful information to investors as it is considered to be an indicator of the Company’s liquidity, including its ability to reduce debt and make strategic investments.

Free Cash Flow is not intended to represent cash flows from operating activities as determined in conformity with accounting principles generally accepted in the United States of America. Free Cash Flow, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily define Free Cash Flow in an identical manner, and, therefore, it is not necessarily an accurate measure of comparison between companies.

About PRIMEDIA Inc.

PRIMEDIA Inc., through its Consumer Source Inc. operation, is an integrated media business that provides advertising supported print and online consumer guides for the apartment and new home industries. Consumer Source publishes and distributes more than 38 million guides – such as Apartment Guide and New Home Guide – to approximately 60,000 U.S. locations each year through its proprietary distribution network, DistribuTech. The Company also distributes category-specific content on its leading websites, including ApartmentGuide.com, NewHomeGuide.com and Rentals.com, a comprehensive single unit real estate rental site. For more information, visit www.primedia.com.

Forward-looking Statements

This release contains forward-looking statements as that term is used under the Private Securities Litigation Reform Act of 1995. When used in this release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events, and the Company can give no assurance that they will prove to be correct. These forward-looking statements are subject to risks and uncertainties and numerous factors, including those detailed from time to time in the Company’s filings with the Securities and Exchange Commission, may cause the Company’s actual results to differ materially from those indicated in these forward-looking statements. Many of these factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Potential risks and uncertainties include such factors as general economic trends and, in particular, trends in the apartment leasing and new home sales sectors of the residential real estate industry, as well as changes in technology and competition; increases in paper costs; and risks arising from potential weaknesses in the Company’s controls environment, particularly the weakness previously identified in the Company’s Annual Report on Form 10-K relating to accounting for income taxes. The Company cautions you not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All names are trademarks and/or registered trademarks of PRIMEDIA Inc. © PRIMEDIA Inc. 2008. All rights reserved.

Financial highlights table and Exhibit A follow

PRIMEDIA Inc.

Financial Highlights (Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
	($ in millions, except per share data)
Revenue, Net:
Advertising	$64.6	$63.2	$257.2	$252.0
Distribution	14.5	13.6	57.6	55.9
Total Revenue, Net	$79.1	$76.8	$314.8	$307.9

Cost of Goods Sold	$7.0	6.5	29.1	30.4
Marketing and Selling	18.1	18.0	81.1	76.4
Distribution and Circulation	20.9	18.6	83.6	78.5
Editorial	1.3	1.3	5.6	5.6
Other General Expenses	6.7	7.2	28.1	29.5
Corporate Administrative Expenses	7.1	8.5	29.1	33.5
Total	$61.1	$60.1	$256.6	$253.9
Adjusted Earnings before Interest, Taxes, Depreciation, Amortization and
Other Credits (Charges) (A) (Adjusted EBITDA):
Consumer Guides	$25.1	$25.2	$87.3	$87.5
Corporate Overhead	(7.1)	(8.5)	(29.1)	(33.5)
Total Adjusted EBITDA	$18.0	$16.7	$58.2	$54.0

Depreciation and Amortization of Property and Equipment	(3.3)	(2.9)	(12.6)	(11.5)
Amortization of Intangible Assets	(0.9)	(0.8)	(3.5)	(3.3)
Non-Cash Compensation	0.1	(0.9)	(0.5)	(3.8)
Provision for Restructuring Costs	(1.3)	(0.8)	(10.5)	(1.3)
Other	-	-	(0.1)	-
Operating Income	12.6	11.3	31.0	34.1

Interest Expense (B)	(5.5)	(30.5)	(77.7)	(126.9)
Amortization of Deferred Financing Costs	(0.2)	(0.6)	(1.7)	(2.6)
Other Income (Expense), Net (C)	1.2	(2.8)	(40.0)	(1.3)
Income (Loss) Before (Provision) Benefit for Income Taxes	8.1	(22.6)	(88.4)	(96.7)
(Provision) Benefit for Income Taxes (D)	(3.4)	5.8	32.5	31.6
Income (Loss) from Continuing Operations	4.7	(16.8)	(55.9)	(65.1)

Discontinued Operations (including gain (loss) on sale of businesses, net of tax, of $(15.0) million and $(3.6) million for the three months ended December
31, 2007 and 2006, respectively, and $468.7 million and $62.4 million
for the years ended December 31, 2007 and 2006, respectively) (E)	(21.2)	3.0	543.5	103.4

Cumulative Effect of Change in Accounting Principle (from the adoption
of Statement of Financial Accounting Standard No. 123 (R))	-	-	-	0.0
Net Income (Loss)	$(16.5)	$(13.8)	$487.6	$38.3

Basic Earnings (Loss) per Common Share:
Continuing Operations	$0.11	$(0.38)	$(1.27)	$(1.48)
Discontinued Operations	(0.48)	0.07	12.32	2.35
Cumulative Effect of Change in Accounting Principle	-	-	-	0.00
Net Income (Loss)	$(0.37)	$(0.31)	$11.05	$0.87

Diluted Earnings (Loss) per Common Share:
Continuing Operations	$0.10	$(0.38)	$(1.27)	$(1.48)
Discontinued Operations	(0.47)	0.07	12.32	2.35
Cumulative Effect of Change in Accounting Principle	-	-	-	0.00
Net Income (Loss)	$(0.37)	$(0.31)	$11.05	$0.87

Basic Common Shares Outstanding (weighted average)	44,144,052	44,028,972	44,116,718	43,997,665

Diluted Common Shares Outstanding (weighted average)	45,280,280	44,028,972	44,116,718	43,997,665

Capital Expenditures, net (excluding acquisitions)	$4.6	$8.4	$20.4	$26.8

	At December 31,
	2007	2006

Cash and cash equivalents	$14.7	$5.8
Long-term debt, including current maturities (B)	$252.8	$1,323.0
Common shares outstanding	44,165,450	44,068,459

(A)	Other credits (charges) include non-cash compensation, provision for restructuring costs and other.
(B)

During the third quarter of 2007, the Company repaid all $492.5 million of its term loan, redeemed all $410.0 million of its 8 7/8% Senior Notes due 2011, redeemed $292.2 million of its 8.00% Senior Notes due 2013, and redeemed all $122.5 million of its Senior Floating Rate Notes due 2010. In addition, on August 1, 2007, the Company completed the financing for a $350.0 million senior secured bank credit facility, consisting of a $100.0 million revolving loan facility and a $250.0 million Term Loan B.

(C)

Other income (expense), net includes a loss on the redemption of debt of approximately $44.3 million, including a write-off of approximately $8.7 million of deferred financing fees in the third quarter of 2007.

(D)

Based on the Company’s current estimate of the (Provision) Benefit for Income Taxes of approximately $(1.1) million to $(5.6) million and $30.2 million to $34.7 million for the three months and year ended December 31, 2007, respectively. The Company continues to refine its estimate of the impact of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” on its 2007 consolidated financial statements. The amounts reflected in the table for these periods could differ from the amounts that will appear in the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2007.

(E)

Based on the Company’s current estimate of the (Provision) for Income Taxes, included in Discontinued Operations, of approximately $(12.1) million to $(17.1) million and $(15.9) million to $(21.0) million for the three months and year ended December 31, 2007, respectively. The Company continues to refine its estimate of the impact of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” on its 2007 consolidated financial statements. The amounts reflected in the table for these periods could differ from the amounts that will appear in the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2007.

Exhibit A

PRIMEDIA Inc.

Reconciliation of Free Cash Flow to Cash Provided by (Used in) Operating Activities (Unaudited)

($ in millions)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
	($ in millions)

Net cash provided by (used in) operating activities	$(11.8)	$5.5	$(45.6)	$37.8
Additions to property, equipment and other (excluding acquisitions)	(4.6)	(8.4)	(20.4)	(26.8)
Capital lease payments	-	-	(0.7)	(2.4)
Free Cash Flow	$(16.4)	$(2.9)	$(66.7)	$8.6

Supplemental information:
Cash interest paid, including interest on capital and restructured leases	$5.6	$46.4	$90.0	$128.8
Cash taxes paid (net of refunds received)	$24.2	$-	$41.8	$4.5
Cash paid for restructuring costs	$1.3	$1.3	$8.8	$6.2